Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 3
Payment Date	08/26/2002

Servicing Certificate
Beginning Pool Balance	14,229,914.09
Beginning PFA	0.00
Ending Pool Balance	13,392,163.88
Ending PFA Balance	-
Principal Collections	837,750.21
Principal Draws	-
Net Principal Collections	837,750.21
Active Loan Count	675

Interest Collections	120,795.60

Weighted Average Net Loan Rate	9.64000%
Substitution Adjustment Amount	0.00

Note Rate	7.9500%

Term Notes	Amount	Factor
Beginning Balance	13,274,658.89	0.2654932
Ending Balance	12,822,604.71	0.2564521
Principal	452,054.18	9.0410835
Interest	87,944.62	1.7588924
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	416,887.68

Beginning Overcollateralization Amount	955,255.20
Overcollateralization Amount Increase (Decrease)	(385,696.03)
Outstanding Overcollateralization Amount	569,559.17
Overcollateralization Target Amount	569,559.17

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	152,764.02	5	1.14%
Delinquent Loans (60 Days)*	41,269.92	3	0.31%
Delinquent Loans (90 Days)*	82,280.69	3	0.61%
Delinquent Loans (120 Days)*	50,987.15	2	0.38%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180+ Days)*	100,833.43	4	0.75%
Foreclosed Loans	60,667.06	2	0.45%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	257,773.14
Current Month Loss Amount	0.00
Current Month Principal Recovery	0.00
Net Ending Loss Amount	257,773.14

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance	0.00
Interest Withdrawn for prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Funding Account balance sent to Noteholders	-
Payment for Additional Purchases	-
Ending Funding Account Balance	-
Interest Earned for current Collection Period	-
Interest Withdrawn for prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance	0.00
Interest Earned for current Collection Period	0.00
Interest Withdrawn for prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest Earned for current Collection Period	0.00
Interest Withdrawn for prior Collection Period	0.00